EXHIBIT 99.1

Dear Fellow Shareholders::::

Two thousand seven was another year of solid performance for Harvard Bioscience as our revenues grew by 9% and non-GAAP adjusted earnings per diluted share grew by 19% to record levels. More importantly, 2007 was a transition year for the Company as we completed the divestiture of a major portion of our capital equipment business and refocused our efforts on strengthening our position in the relatively low cost segment of the tools for drug discovery market repositioning us to achieve even higher growth rates and improved financial performance going forward.

We believe this repositioning will enable us to achieve our three to five year growth objectives to double revenue and non-GAAP adjusted earnings as well as drive non-GAAP adjusted operating income to 20% of revenues. The major drivers of our growth strategy are:

•

Organic growth – we expect to increase our organic growth rate with the introduction of new products in our core technologies, improvements in our direct marketing activities and the expansion of our direct selling efforts around the world.

•	Acquisition growth – we intend to increase the pace at which we acquire complementary companies and product lines in our core markets of physiology, cell biology and molecular biology.

•	Operational efficiencies – we will take several steps to improve our operational efficiency by leveraging the infrastructure of our corporate office and our larger business units.

Today, we have already laid the foundation to achieve these growth initiatives. We introduced two major new products in spectroscopy and electrophoresis and currently, we have additional new products in development. In February 2008, we launched a new 900-page Harvard Apparatus catalog, which included all the recently acquired Panlab products, and over the past few months, we have taken steps to refresh and optimize our websites. We have also started the process of consolidating some administrative functions and have identified a solid growing pipeline of potential acquisition candidates.

Harvard Bioscience is a company committed to being a leading manufacturer of specialty products used in the development of new drugs. It is our objective to be one of the best in the industry as defined by financial measurements of growth in revenues, operating income and cash flow in order to provide our shareholders maximum value for their investment and to provide our employees with a secure and positive future. With the initiatives outlined above, we believe that our Company is well positioned to achieve this objective during 2008 and beyond.

Sincerely,
Chane Graziano	David Green
Chief Executive Officer	President